EXHIBIT 99.1

Media Contact:	Investor Contact:
Anna del Rosario	Scott Wylie
Director, Corporate Communications	Vice President, Investor Relations
(408) 544-6397	(408) 544-6996
newsroom@altera.com	swylie@altera.com

Greg Myers Joins Altera Board of Directors

San Jose, Calif., Oct. 18, 2007— Altera Corporation today announced that Greg E. Myers, has joined the company’s board of directors. Having spent 12 years at Symantec Corporation, Mr. Myers most recently served as vice president and chief financial officer until 2005. Prior to Symantec, Mr. Myers spent five years at Novell Corporation in various financial roles. Currently, he is a member of the board of directors at Packeteer Corporation. He holds an undergraduate degree from Cal-State University, Hayward and an MBA from Santa Clara University.

“Greg’s financial background will be of great value to Altera as we continue to build efficiencies within the company,” says John Daane, Altera’s Chairman and CEO.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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